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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  March 2, 2000


                     EURO TRADE & FORFAITING, INC.
        (Exact name of Registrant as specified in its charter)


                                   Utah
                         (State of Incorporation)


          000-26031                                87-0571580
   (Commission File Number)           (I.R.S. Employer Identification No.)


Suite 1620 - 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6
        (Address of principal executive offices, including zip code)


                              (604) 683-5767
           (Registrant's telephone number, including area code)


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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

Pursuant to a Schedule 13D/A dated March 6, 2001 filed by Beaumont Capital Ltd. ("Beaumont") and Samuel W. Lee, Beaumont announced that effective
March 2, 2001 it acquired 11,000,000 shares of common stock of Euro Trade
& Forfaiting, Inc. ("Euro Trade") in a private transaction for in aggregate $2,750,000. The purchase price was paid from Beaumont's working capital. Beaumont acquired the 11,000,000 shares from MFC Merchant Bank S.A. ("Merchant Bank"). The shares had been previously pledged to Merchant Bank by Collingwood Investments Limited ("Collingwood") and North Cascade Limited ("North Cascade") pursuant to a Loan Agreement and a Securities Pledge Agreement each dated for reference January 31, 2000 (collectively, the "Agreements"). Merchant Bank disposed of the shares to Beaumont upon the realization by Merchant Bank of the shares upon an event of default by North Cascade and Collingwood under the Agreements.

Beaumont had previously acquired 2,470,000 units of Euro Trade for in aggregate $3,334,500 on November 14, 2000. The purchase price was paid from Beaumont's working capital. Each unit is comprised of one share of common stock of Euro Trade and one share purchase warrant which entitles the holder to one further share of common stock of Euro Trade at a price of $1.35 per share for a period of five years from the date of issuance of the share purchase warrant.

As a result, Beaumont now has beneficial ownership over an aggregate of 13,470,000 shares of common stock and share purchase warrants to acquire an additional 2,470,000 shares of common stock of Euro Trade, representing, in aggregate, approximately 53% of the issued and outstanding shares of common stock of Euro Trade on a basic basis and approximately 58% on a diluted basis. Samuel W. Lee owns all of the issued and outstanding voting securities of Beaumont and has indirect beneficial ownership of the aforementioned securities of Euro Trade.


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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Registrant:   EURO TRADE & FORFAITING, INC.
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By:           /s/ Michael J. Smith
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              MICHAEL J. SMITH, DIRECTOR


Date:         March 15, 2001
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